Exhibit 99.1

September 13, 2013

My fellow shareholders,

The Board of Directors of AmerInst Insurance Group, Ltd. (“AmerInst” or the “Company”) are pleased to announce that the Company has declared its 57th consecutive dividend to be paid on or before September 15, 2013 to shareholders of record as of August 31, 2013. Your dividend check for 25 cents per share is enclosed.

2013 has been a pivotal year for our Company. We have made progress in addressing our marketing strategies and have turned a corner in applying online functionality to take the customer experience to another level. We are seeing a notable improvement in market penetration which has resulted in revenues and earnings for the first half of 2013 exceeding those of the corresponding period in 2012. In recent months, we have revamped our sales function, adding a new Vice President of Sales and Marketing, and new licensed professional liability specialists who are trained to sell our web-enabled insurance products.

We continue building our business based on a forward-looking strategy that remains true to our core strengths. It comes with an unwavering commitment to leverage our assets, financial strength and A. M. Best “A-” rating to better serve our customers. Our comprehensive professional liability programs for accountants and lawyers are tailored to the needs of solo practitioners and small firms. Visit www.protexureaccountants.com to apply online, review your application or renew your policy. Tools, resources and a policyholder risk management hotline are available to help you manage your account.

If you have questions or would like more information about AmerInst, please feel free to contact me at 505-998-3205 or idiamond@redw.com

Shareholder inquiries and requests for change of mailing or email address, transfer, name change, or redemption of shares should be referred to our Shareholder Services Division: AmerInst Insurance Group, Ltd.—Shareholder Services, c/o Cedar Management Limited, P.O. Box HM 1601, Hamilton HM GX, Bermuda. Tel: 800-422-8141/Fax: 441- 295-1702; email: amerinst@cedar.bm

Sincerely,

Irvin F. Diamond, CPA

Chairman

This Chairman’s Letter contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements about our beliefs, plans, objectives, goals, expectations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements, as well as specific statements regarding (i) our ability to continue meeting our obligations to policyholders and shareholders, (ii) the progress and high percentage of policy renewals with our accountants’ and lawyers’ professional liability programs, (iii) our ability to maintain our A.M. Best Co. rating at or above its current level, and (iv) our ability to declare and pay dividends to our shareholders in the future. Some or all of the events or results anticipated by these forward-looking statements may not occur. Factors that could cause actual results to differ materially include difficult economic conditions and unexpected changes in insurance laws and regulations. Additional risk factors related to AmerInst and an investment in our common stock are contained in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2012. AmerInst does not undertake any duty nor does it intend to update the results of these forward-looking statements.